Translation from the German into the English Language

                                                                    Exhibit 6.25
                                                                     Page 1 of 2

                               Consulting Contract


                                     Between


the Company iQ Battery Research & Development GmbH, Heinrich-Heine-Str. 5, 09557 Floha

(hereafter referred to as the Firm)

                                       and

Mr. Peter Braun, Kreuzberg 6, 85658 Egmating
(hereafter referred to as the Consultant)

the following is being agreed to:



Sec. 1. Subject of the Contract

The Consultant will advise the Firm on all commercial, technical and marketing problems comprehensively. In particular to his duties belongs the overtaking of the business management activity.


Sec. 2. Place and Time of the Activities

1. The Consultant sets his own place of work. However he must be at disposal at the offices of the Firm, when it is necessary.

2.   The Consultant organizes his time of work dutifully at his discretion.


Sec. 3 Remuneration

1. The Consultant receives a fee in amount of DM 73,200. - - annually plus statutory sales tax. The fee is payable in monthly payments each of DM (illegible - translator's note) beginning of September 1994.

Sec. 4 Expenses

The Firm is obligated to reimburse, upon presenting receipts, all necessary expenses incurred on business of providing advisory activity.


Sec. 5 Discretion

1. The Consultant obligates himself to maintain strict confidentiality in respect of all known previously or to be known to him business and industrial affairs, also after ceasing of this Contract.

2. The Consultant will safeguard all conveyed to him business and industrial documentation, as well as maintain confidentiality in respect of third parties, and return these documents on request after the contract ended.


Sec. 6 Non-Competition

1. The Consultant obligates himself, during term of this Agreement not to be active with any enterprise which competes with the Firm. He obligates himself not to attend any a such enterprise on business, not to close any advisor's contracts, obtain any remuneration directly or indirectly. Furthermore, he is forbidden to form a competitive enterprise.

2. The Consultant will indicate undertaking of any activity, where doubts may exist if such is in competition with advisory activity.


Sec. 7 Termination of the Contractual Relation

1. This consulting contract is subject to termination by either party on a three months notice, effective end of the month, the earliest though on December 31, 1996. The right to termination under special circumstances is retained.

2. Termination requires a written form. The regular termination of the contract does not require any substantiation.


Sec. 8 Format

Changes in clauses or additions to this Contract will be only recognized, when submitted in writing or arranged in writing by both parties.


Floha, dated this August 28.1994


 . . . . . . . . . . . . . . . .           . . . . . . . . . . . . . . . . . . .
(iQ Research & Development GmbH)          (Peter Braun)